Exhibit 99.1

NEWS RELEASE

August 24, 2007

FARM - NASDAQ NATIONAL MARKET SYSTEM

Farmer Bros. To Name Roger “Rocky” Laverty Chief Executive Officer

Board Names New Directors, Approves Dividend Increase for 11th Consecutive Year

TORRANCE, CALIF. – (BUSINESS WIRE) – August 24, 2007 – Farmer Bros. Co. (Nasdaq: FARM) today announced that Roger “Rocky” Laverty has been elected to the Board of Directors and will become Chief Executive Officer effective in December 2007. He has served since 2006 as President and Chief Operating Officer.

Mr. Laverty, 60, will succeed Guenter Berger, 70, as CEO. Mr. Berger will continue as Chairman of the Board after retiring in December 2007 after 47 years with the Company.

The Board also elected James J. McGarry, 53, an attorney, as an independent Director. The two newly named Directors filled vacancies created by two retirements: Lewis A. Coffman, 88, who served Farmer Bros. for 60 years, including 24 years on the Board,   and Kenneth R. Carson, 67, who served Farmer Bros. for 42 years, including three years on the Board. Mr. Coffman was Vice President of Sales from 1981 to 1986 and Mr. Carson was Vice President of Sales from 1990 to 2004.

Finally, for the eleventh consecutive year, the Board approved an increase in the Company’s dividends to shareholders.

Mr. Laverty earlier served two years as President and Chief Executive Officer of Diedrich Coffee, a specialty coffee roaster, and 19 years with Smart & Final, a Los Angeles-based food retailer, where his positions included CEO, COO and General Counsel.  He is a resident of Manhattan Beach, Calif. and received his law and bachelor’s degrees from Stanford University.

Mr. McGarry has been a partner of McGarry & Laufenberg, of El Segundo, CA since 1995, and was a partner in other law firms bearing his name since 1984.  His experience has been as a litigator and a mediator. A graduate of Loyola University and Loyola Law School, Mr. McGarry resides in Redondo Beach, Calif.

“Rocky has the skills and experience – and the solid grounding in this business – that will help him drive Farmer Bros. forward,” said Mr.  Berger. “Ken and Lew, during their many decades with this Company, provided invaluable support and guidance. We will miss their counsel and contributions.  We are pleased that Jim McGarry will bring his independent voice and broad business experience as the Board navigates a period of quickening change.”

“I am very excited about the Company’s future, and look forward to continuing to work closely with Guenter on a smooth transition of executive leadership, and on our plans and strategies to position the Company for long-term stability and growth,” said Mr. Laverty. “The pace of change at Farmer Bros. is accelerating and Farmer Bros. team members continue to work hard to maintain our high standards of quality and customer service while we seek to expand and improve our operations.

“Our April 27, 2007 acquisition of Coffee Bean Intl. was the Company’s first in nearly 30 years, and given the right opportunity it surely won’t be our last.  We have made good progress integrating CBI into Farmer Bros. and are excited about our future together,” Mr. Laverty added. “Farmer Bros. has all of the elements for sustainable success: dedicated and hard-working people, deep capital resources and great traditions and brands.”

The Board of Directors declared a quarterly dividend of $0.115 per share for shareholders of record on Oct. 26, 2007, payable on Nov. 12, 2007.

The Board scheduled the Company’s annual meeting of shareholders for Dec. 6, 2007, and set Oct. 7, 2007 as the record date. The meeting will be held at the Company’s headquarters in Torrance.

About Farmer Bros.

Farmer Bros. Co. is an institutional coffee roaster that sells a variety of coffee and allied products to the food service industry. The Company’s signature trucks and vans bearing the “Consistently Good” logo are seen throughout Farmer Brothers’ 28-state service area. Farmer Brothers has paid a dividend in every year since 1953, increased its dividend in every year since 1997, and its stock price has risen on a split-adjusted basis from $1.80 a share in 1980. For more information, go to: www.farmerbroscousa.com.

Forward-Looking Statements

Certain statements contained in this press release regarding the risks, circumstances and financial trends that may affect our future operating results, financial position and cash flows are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations.  These statements are based on management’s current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact.  These forward-looking statements can be identified by the use of words like “anticipates,” “feels,” “estimates,” “projects,” “expects,” “plans,” “believes,” “intends,” “will,” “assumes” and other words of similar meaning.  Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements.  We intend these forward-looking statements to speak only at the time of this report and do not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the SEC.  Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, fluctuations in availability and cost of green coffee, competition, organizational changes, the impact of a weaker economy, business conditions in the coffee industry and food industry in general, the Company’s continued success in attracting new customers, variances from budgeted sales mix and growth rates, and weather and special or unusual events, as well as other risks described in this report and the quarterly reports filed by the Company on Form 10-Q and Form 10-K and other factors described from time to time in the Company’s filings with the SEC.

Contacts:
Jim Lucas / Daniel Marshall
Abernathy MacGregor Group   213-630-6550